Exhibit 10.2

AMENDMENT TO THE

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO THE EMPLOYMENT AGREEMENT that was entered into as of the 11 day of February 2014 (the "Agreement"), by and between Ormat Technologies, Inc., a Delaware corporation with offices at 6225 Neil Road, Reno, Nevada (the "Ormat"); Ormat Systems Ltd., an Israeli company and a wholly owned subsidiary of the Company with offices at Szydlowki Road Yavne, Israel (the "Company"); and Isaac Angel, ID Number 012735478, residing at 43 Haparsa Street, Tel Aviv, Israel (the "Executive"), is entered into as of December 1, 2017 (the "Amendment").

WHEREAS: The Executive serves as the CEO of both Ormat and the Company, as described in section 1(b) of the Agreement; and

WHEREAS: the parties are engaged under the terms and conditions set forth in the Agreement; and

WHEREAS: the parties wish to amend certain terms and conditions set forth in the Agreement as provided in this Amendment below;

NOW, THEREFORE, the parties agree as follows:

1.	The provisions specified hereunder shall form an integral part of the Agreement.

2.	The Agreement and this Amendment are complimentary to each other and shall be deemed as one.

3.	Starting on December 1, 2017 the sum of Base Salary as set forth in Section 1.1 of Appendix A of the Agreement shall be amended to NIS 178,420 (gross) per month, on a nominal basis.

4.	Sections 3 to Appendix A of the Agreement shall be replaced as follows:

"3. Clawback Provision for Restricted Stock Units and SARs

3.1 On May 8th 2018 the Executive was granted with:

(a)

39,615 Restricted Stock Units exercisable into Ormat's stocks under the Company’s 2018 Incentive Compensation Plan and the provisions of the award agreement signed between the Executive and the Company (the "RSUs" and the "RSU Agreement"); and

(b)

294,899 Stock Appreciation Rights exercisable into Ormat's stocks under the Company’s 2018 Incentive Compensation Plan and the provisions of the award agreement signed between the Executive and the Company (the "SARs" and the "SAR Agreement").

(c)

Such RSUs and SARs granted to the Executive are collectively referred to herein as the “Equity Incentive Grants.” Under the RSU Agreement and the SAR Agreement the Equity Incentive Grants shall become vested in four tranches (each, a "Tranche").

3.2. Based on the resolution of the compensation committee and the board of directors of Ormat (the "Board”), Section 9 of the RSU Agreement and Section 18 of the SAR Agreement, and in addition to the any other term and provision of the RSU Agreement and the SAR Agreement, it is hereby agreed that a portion of up to 25% of each of the Tranches of the Equity Incentive Grants will be subject to the clawback provisions set forth below, which execution will be subject to the sole discretion of the Board:

3.2.1

Application. the Board may (in accordance with section 3.2.3 below) at any time prior to the second anniversary of the vesting of each of the Tranches of the Equity Incentive Grants (the “Clawback Period”), reduce (including reduce to nil) up to 25% the value of each of the Tranches of the Equity Incentive Grants not already vested and/or paid, and/or clawback the value of each of the Tranches of the Equity Incentive Grants already vested by requiring the Executive to repay or return to the Company or to Ormat an amount of up to 25% of the Equity Incentive Grants which has already been paid or vested.

3.2.2	Tigger Events

   The clawback may be exercised by the Board at any time during the Clawback Period, subject to the occurrence of any of the following events during the Applicable Period (each, a "Trigger Event"):

(a)

the Executive took part in illegal activity, violation of fiduciary duty, intentional violation or grossly negligent disregard of Ormat's or the Company's policies, rules, and procedures in a way that caused materially significant damage to Ormat or the Company during the Applicable Period; provided, however that there is a direct connection between the acts or omissions committed by the Executive himself, and between the materially significant damage;

or

(b)

an event or a set of events which occurred during both (i) the period in which the Executive served as the CEO of the Company or Ormat and (ii) the Applicable Period, and which caused Ormat or the Company to incur a Materially Significant Write-off.

For the purposes of this section 3.2.2(b) a "Materially Significant Write-off" is a write-off of assets and/or the Company taking a materially significant charge to earnings or other related restatement, such that the recorded amount of assets and/or earnings is reduced at a value equal to, or higher than, $200 million, as shall be reflected in Ormat's audited financial annual reports for the relevant period.

For the purposes of this section 3.2.2 the "Applicable period" shall be a period which starts two (2) years prior to the date of vesting of each of the Tranches of the Equity Incentive Grants and until the ends at the lapse of the Clawback Period.

3.2.3	Types of Adjustment

Following a Trigger Event, the Board may:

(a)

reduce or clawback a portion (up to 25%) of each of the Tranches of the Equity Incentive Grants, including any shares or other consideration received from the exercise or sale of the Equity Incentive Grants or underlying shares thereof;

(b)	determine that a portion (up to 25%) of each of the Tranches of the Equity Incentive Grants will not vest (or, in the case of SARs, will not be exercisable); and

(c)	amend any condition applying to up to 25% of the the Equity Incentive Grants and/or set additional conditions for vesting (or exercise).

3.2.4	Held Consideration.

In order to facilitate the implementation of the clawback provisions herein, up to 25% of the vested RSUs (i.e. Ormat's stocks issued with respect to such RSUs) and SARs (or the cash consideration received upon the sale of the underlying stocks), shall continue to be held by Ormat, or by the Trustee, as the case may be (such RSUs and SARs and its underlying stocks or cash as indicated above, as the case may be, together, the "Held Consideration"), and such Held Consideration shall not be transferable for a period of 24 months from the date the RSU and SAR became vested (the "Held Consideration Period").

(a)	In the event that the Board determines that a clawback is required, the Board will look first to the Held Consideration amount.

(b)	In the event that any of such Held Consideration is clawed back, it will be deemed forfeited (the "Forfeited Held Consideration")–[1], subject to withholding any applicable tax, if applicable.

(c)

It is hereby clarified that the Forfeited Held Consideration will be remitted and transferred to Ormat, or the Company, only after withholding of any applicable tax due from the Forfeited Held Consideration and the Executive shall not be required to pay any additional sums or taxes upon the execution of such clawback provision (i.e. Ormat or the Company shall receive only the net Forfeited Held Consideration).

(d)

Upon expiration of the Held Consideration Period, the Held Consideration shall be released, and become freely transferable, subject to all other terms, conditions and restrictions that apply to such RSUs and SARs (e.g. the terms of the SAR Agreement, RSU Agreement, the Company’s 2018 Incentive Compensation Plan and any applicable law) and the payment of any applicable tax from such Held Consideration, to the extent applies.

1 With respect to any outstanding underlying stock, if issued, Ormat and/or the Company may effectuate a sale of all or a portion of the underlying stocks out of the Restricted Portion, and transfer the consideration received upon such sale, after withholding applicable, tax to the Company or to Ormat, instead of forfeiting the underlying stock – all subject to Ormat and/or the Company's sole and absolute discretion and consideration.

(e)

All applicable taxes and other obligatory and compulsory payments that may arise with respect to the grant, exercise, and vesting of the SARs and RSUs, or its expiration, or the sale of the stocks underlying the SARs and RSUs, or the forfeiture of the Forfeited Held Consideration shall be borne solely by the Executive."

5.	Section 4.1 of Appendix A of the Agreement shall be amended and replaced with the following, which shall apply to the period starting on December 1, 2017:

"4.1. If the Company's annual consolidated net income ("Annual Profits") are above $20 million, as determined pursuant to the Company's financial statements:

4.1.1.

Executive will be entitled to receive an annual bonus (the "Annual Profits Bonus") calculated out of a budget (the "Bonus Budget") equal to (a) 0.75% for Annual Profits of up to $50 million (inclusive), and (b) 1.00% for the portion of the Annual Profits, if any, that is above $50 million; provided that in any event the Bonus Budget and the Annual Profits Bonus shall each not exceed $675,000.

and

4.1.2.

Executive will be entitled to receive an additional annual bonus (the "Annual KPI Bonus"). The Annual KPI Bonus shall be granted according to the discretion and approval of the relevant Company's organs and subject to applicable law, based on the achievement of other goals, such as diversity, social and environmental responsibility and merger and acquisition activities; provided that in any event the Annual KPI Bonus shall not exceed $225,000.

The Annual Profits Bonus and the Annual KPI Bonus shall be called herein, together, the "Annual Bonus"."

The above shall not derogate from the powers and authority of the relevant organs of the Company or Ormat to approve any other form of bonus or other benefit to the Executive.

6.	The definition in Section 10 of the Agreement shall be replaced by the following:

"Change of Control" shall mean the consummation of any of the following events, in a single transaction or in a series of related transactions: (i) the acquisition of Ormat by another person (s) or entity by means of a merger, reorganization, consolidation or similar event in which such person (s) will hold, immediately after such acquisition, more than 50% of the outstanding voting power of Ormat, the acquiring, resulting or surviving corporation; or (ii) the sale of all or substantially all of the assets of Ormat (on a consolidated basis) to another entity (except an entity that is one of the Ormat's subsidiaries or affiliates or affiliated with any of the Ormat's then-current principal stockholders). The term "Change of Control" shall not include any transaction or series of related transactions that are part of an internal voluntary reorganization and/or restructuring of the Company and/or its subsidiaries and affiliates that does not involve the acquisition of control by a third party not affiliated with Ormat, its subsidiaries and affiliates, such as a change in the state of incorporation of the Ormat and/or acquisition by the Company of its own shares from any person.

7.	The remaining terms of the Agreement shall remain unchanged.

8.

The above terms shall form an integral part of the Agreement and shall be deemed due notification regarding amendment of Executives employment terms in accordance with the provisions of Information for Employees and Employee Candidates Law (Working Conditions and Procedures for Screening and Hiring), 2002 and the regulations thereunder.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed effective as of the Effective Date.

ORMAT TECHNOLOGIES, INC.

By: /s/ Todd Freeland Name: Todd C. Freeland Title: Chairman of the Board of Directors	By: /s/ Ravit Barniv Name: Ravit Barniv Title: Compensation Committee, Chair

ORMAT SYSTEMS LTD.

By: /s/
Name:
Title:

EXECUTIVE:

ISAAC ANGEL

By: /s/ Isaac Angel